Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Long-Term Incentive Plan and the Employee Stock Purchase Plan of Quantum Corporation of our report dated April 23, 2002, except for paragraphs three and four of Note 18, as to which the date is May 23, 2002, with respect to the consolidated financial statements and schedule of Quantum Corporation included in its Annual Report (Form 10- K) for the year ended March 31, 2002, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Palo Alto, California
August 14, 2002